Exhibit 2.1
Execution Version
FIRST AMENDMENT
TO
FIRST AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
     FIRST AMENDMENT, dated as of October 29, 2010 (this “Amendment”), to the FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2010 (the “Merger Agreement”), by and among Buckeye Partners, L.P., a Delaware limited partnership (“Partners”), Buckeye GP LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), Grand Ohio, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Partners (“MergerCo”), Buckeye GP Holdings L.P., a Delaware limited partnership (“Holdings”), and MainLine Management LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”). Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.
WITNESSETH:
     WHEREAS, Partners, Partners GP, MergerCo, Holdings and Holdings GP desire to adopt this amendment (the “Amendment”) to the Merger Agreement to reduce the Partners Termination Fee and the Holdings Termination Fee.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Amendments. Section 1.1 of the Merger Agreement is hereby amended by amending and restating the definitions of “Holdings Termination Fee” and “Partners Termination Fee” to read in their entirety as follows:
“Holdings Termination Fee” shall mean an amount equal to $22 million in cash.
“Partners Termination Fee” shall mean an amount equal to $22 million in cash.
     2. Continuing Effect of the Merger Agreement. The execution and delivery of this Amendment shall not, except as specifically provided herein, constitute an amendment or waiver of (a) any other provision of the Merger Agreement or (b) any right, power or remedy of the parties under the Merger Agreement. Except as expressly amended hereby, the provisions of the Merger Agreement shall remain in full force and effect in accordance with their terms.
     3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     4. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.

BUCKEYE PARTNERS, L.P.
By:	Buckeye GP LLC, its general partner

By:	/s/ Keith E. St.Clair
	Name:	Keith E. St.Clair
	Title:	Senior Vice President and Chief Financial Officer

BUCKEYE GP LLC
By:	/s/ Keith E. St.Clair
	Name:	Keith E. St.Clair
	Title:	Senior Vice President and Chief Financial Officer

GRAND OHIO, LLC
By:	Buckeye Partners, L.P., its sole member

By:	Buckeye GP LLC, its general partner

By:	/s/ Keith E. St.Clair
	Name:	Keith E. St.Clair
	Title:	Senior Vice President and Chief Financial Officer

BUCKEYE GP HOLDINGS L.P.
By:	MainLine Management LLC, its general partner

By:	/s/ Forrest E. Wylie
	Name:	Forrest E. Wylie
	Title:	Chief Executive Officer

MAINLINE MANAGEMENT LLC
By:	/s/ Forrest E. Wylie
	Name:	Forrest E. Wylie
	Title:	Chief Executive Officer

Signature Page to First Amendment to First Amended and Restated Agreement and Plan of Merger